Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST INCREASES FUNDING FLEXIBILITY
WITH AMENDMENT TO SECURITY CAPITAL FINANCING

DALLAS — (February 10, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has amended the terms of its Convertible Preferred Stock Purchase Agreement dated December 27, 2004, with Security Capital Preferred Growth Incorporated. The Company had previously closed in December 2004 a private placement of up to $75 million in cumulative convertible preferred stock with Security Capital to provide potential funding for the Company’s previously announced acquisition of a 21-hotel portfolio for total consideration of approximately $250 million expected to close in March 2005.

The private placement of Series B cumulative convertible preferred stock to Security Capital Preferred Growth was originally a two-stage transaction with a $20 million first tranche, $10 million of which was funded on December 30, 2004, and a $55 million second tranche. Under the terms of the purchase agreement, Security Capital is also entitled to purchase up to 20% of any equity security offering the Company completes until no later than July 31, 2005. Pursuant to this participation right and as a result of the Company’s recent common stock offering closed on January 20, 2005, Security Capital has the right to acquire up to 2,070,000 shares of common stock at the offering price less underwriting discounts.

Ashford and Security Capital have agreed to modify the terms of the Convertible Preferred Stock Purchase Agreement in two areas. First, the purchase agreement has been modified by giving the Company and Security Capital the option, exercisable up to October 11, 2005 (in the case of Security Capital) and no later than October 12, 2005 (in the case of the Company), to sell (or purchase) on November 1, 2005, the common shares representing the 20% participation in the Company’s recent common stock offering. However, the Company, at its option, may issue the common stock to Security Capital on an earlier date provided that the Company has sold the entire $75 million in convertible preferred stock to Security Capital under the purchase agreement.

Second, in lieu of Security Capital’s right to purchase $14.7 million of Series B preferred stock upon the closing of the currently pending 21-hotel acquisition and an additional $20 million by June 30, 2005, the modification provides that if the Company has not given notice to Security Capital of its intent to sell $34.7 million of the second tranche by June 14, 2005, Security Capital can cause the Company to issue $34.7 million in preferred stock on June 30, 2005.

-MORE-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254                    Phone: (972) 490-9600

AHT Amends Financing Arrangement with Security Capital

February 10, 2005

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We are pleased to complete this modification of our agreement with Security Capital. In doing so, we have more closely aligned the timing of this funding with our expected capital needs while at the same time minimizing our borrowing costs. This arrangement has provided a very flexible source of capital, and we look forward to continuing our relationship with Security Capital as we move forward with the closing of our previously announced 21-hotel portfolio acquisition.”

* * * * *

Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the 21-hotel portfolio transaction will close, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

- END -